Exhibit 11

                                Rentrak Corporation

                    Computation of Net Income (Loss) Per Share


                          For the Three Months Ended   For the Six Months Ended
                              September 30, 1995           September 30, 1995
                                               Fully                      Fully
                                Primary       Diluted       Primary      Diluted


   Weighted average number
   of shares of common stock   11,527,397   11,527,397    11,378,797   11,378,797
   outstanding


     Dilutive effect of
     exercise of stock
     options, net of              369,812      369,812       331,731      419,096
     assumed purchases of
     treasury stock with
     proceeds from
     exercise of options


   Weighted average number
   of shares of
   common stock and common     11,897,209   11,897,209    11,710,528   11,797,893
   stock equivalents
   outstanding


   Net Income (Loss)           ($226,903)    ($226,903)    ($563,020)  ($563,020)


   Net Income (Loss) per          ($0.02)       ($0.02)       ($0.05)     ($0.05)
   Share
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